Exhibit 10.21

The Directors Simclar, Inc. (formerly known as Techdyne, Inc.) Commission File No. 0-14659 2230 West 77th Street Hialeah Florida 33016 United States of America (the "Parent")	4th Floor New Uberior House 11 Earl Grey Street Edinburgh EH3 9BN For the attention of: Peter Gordon

The Directors Simclar Interconnect Technologies, Inc. 4811 West Kearney Street Springfield MO 65803 United States of America (a "Subsidiary")	Telephone: 0131 659 0841 Fax: 0131 659 0863

Date: 21 December 2005

Dear Sirs

WORKING CAPITAL FACILITY OF $1,000,000

We are pleased to offer you (each a Borrower and together the "Borrowers") a working capital facility (the "Working Capital Facility") on the terms set out in this letter. This offer is open for acceptance by the Borrowers until 31st March 2006 when it will lapse. If accepted, this letter and its schedule will form the agreement between the Borrowers and BoS for the Working Capital Facility.

The definitions which shall apply to this letter are given or referred to in the Schedule below.

1.	Conditions Precedent

The Working Capital Facility may not be drawn or utilised unless:-

1.1.	each Borrower has accepted this letter;

1.2.
an account mandate from each Borrower has been received by BoS in relation to each bank account required for the proper operation of the Working Capital Facility and in relation to the Security Documents;

1.3.	the information and evidence in respect of each Borrower required by BoS to comply with its anti money laundering procedures has been provided to BoS; and

1.4.
BoS has confirmed that all of the conditions precedent to the amendment letter dated on or around the date hereof between the Parent and BoS amending and restating the Committed Facility Letter have been satisfied.

2.	Working Capital Facility

2.1.	The Working Capital Facility may (subject to the limits set out below) be drawn as:-

2.1.1.	Overdraft up to $1,000,000 (the "Overdraft Limit")

or be utilised for:-

2.1.2.	Guarantees and bonds up to $1,000,000 (the "Guarantee Limit")

2.1.3.	Forward Foreign Exchange Contracts up to $250,000 (the "FFEC Limit")

on the terms and conditions set out or referred to in this letter.

2.2.	Working Capital Limit

2.2.1.	The total aggregate limit applicable to the Working Capital Facility is $1,000,000 (the "Working Capital Limit").

2.2.2.
The Borrowers may operate a number of current accounts on which the Working Capital Facility may be drawn. BoS may refuse to pay any cheques, orders or withdrawals on any one or more of the Borrowers' current accounts or refuse any other utilisation of the Working Capital Facility where such payment or utilisation would result in the Working Capital Limit (taking into account the notional set-off referred to below) or any sub-limit provided for in clause 2.1 being exceeded.

2.2.3.
To ascertain the amount outstanding under the Overdraft and compliance with the Overdraft Limit, BoS will notionally set off those of the Borrowers' current account credit balances over which BoS considers it has a valid right of set off against the Borrowers' current account debit balances.

2.2.4.	To ascertain compliance with the Working Capital Limit, the total indebtedness of the Borrowers to BoS at any time in respect of the Working Capital Facility shall be calculated by adding together:-

(a)	the net balances on the Borrowers' current accounts calculated in accordance with clause 2.2.3 above;

(b)	the aggregate amount of BoS exposure under all guarantees or bonds issued by BoS under this letter;

(c)	the amount calculated by BoS as being the aggregate exposure of BoS or Treasury in respect of each forward foreign exchange contract entered into with BoS or Treasury;

2.2.5.
The Borrowers must at all times provide sufficient funds to ensure that the Working Capital Limit is not exceeded. If the Working Capital Limit is likely to be exceeded, the Parent must notify BoS and advise which cheque(s) or other requests for utilisations under the Working Capital Facility are to be honoured in the case of competition. If the Parent fails to do so BoS may, in its discretion, refuse to pay a cheque or allow any other drawing or utilisation under this letter which would have the effect of exceeding the Working Capital Limit. If BoS does pay a cheque or allows a utilisation of the Working Capital Facility so as to exceed the Working Capital Limit, that does not mean that the Working Capital Limit has changed or that BoS will agree to pay any other cheque or meet any other payment instruction which would have the effect of exceeding the Working Capital Limit.

2.2.6.
Unless otherwise agreed with BoS, any debit balance over the Working Capital Limit and, where the Working Capital Facility has ceased to be available (whether on the Review Date or by earlier demand), the total debit balance of the Working Capital Facility, will attract interest at the Default Rate.

2.2.7.
From the date of this letter, each Borrower ceases to be entitled to use any working capital facilities of the type specified in this letter previously made available by BoS (excluding, for the avoidance of doubt, the working capital facilities made available to the Parent pursuant to the working capital facility letter originally dated 2nd October 2001), any existing utilisation of them shall, to the extent not repaid or discharged, be taken into account when assessing compliance with the terms of clause 2.1 and each such utilisation shall be subject to the terms of this letter.

2.3.	Availability

2.3.1.
Subject to clause 2.3.2 below, BoS shall review the Working Capital Facility annually on the Review Date. On the Review Date, the Working Capital Facility will cease to be available unless BoS has agreed in writing to its renewal or extension. The Borrowers shall deliver such financial or other information as BoS shall require to be delivered prior to that decision being made.

2.3.2.	In accordance with normal banking practice, the Overdraft will be repayable on demand at all times.

2.3.3.	Subject to clause 2.3.2 above, in some circumstances BoS may demand payment before the Review Date. This may happen if BoS considers that:-

(a)	any of the terms or conditions of this letter or any other facility letter in force from time to time between a Borrower and BoS have been breached; or

(b)	the financial condition of any Borrower or any guarantor of any Borrower has altered in any material way; or

(c)	the Working Capital Facility was agreed on the basis of incorrect or incomplete information from the Borrowers; or

(d)	the basis upon which the Working Capital Facility was agreed by BoS has altered in any material way.

2.3.4.
If repayment of the Overdraft is demanded, any other utilisation of the Working Capital Facility will cease to be available and BoS will be entitled to require the Borrowers to lodge a sufficient amount with BoS as security for the exposure of BoS in respect of any utilisation of the Working Capital Facility.

2.3.5.
If any utilisation of the Working Capital Facility is provided by Treasury, such utilisation will only be available to the Borrowers if they enter into such documents (if any) as are required by Treasury from time to time.

3.	Overdraft

3.1.
The rate of interest applicable to the Overdraft shall be the annual rate which is the sum of the Applicable Margin plus BoS base rate as that rate fluctuates. Interest will accrue and be calculated by BoS on a day to day basis on the cleared daily debit balance of the amount drawn down. A notice of the accrued interest on each of the Borrowers' current accounts will be issued each month and interest will be debited to the relevant Borrower's current account on the date falling 14 days after the date of that notice.

4.	Guarantees

4.1.
On receipt of a written request (in the form required by BoS) by a Borrower, BoS will issue guarantees or bonds (up to in aggregate the Guarantee Limit) on its behalf. Before BoS issues a guarantee or bond on behalf of a Borrower:-

4.1.1.	BoS must have approved the terms of the guarantee or bond;

4.1.2.
that Borrower shall have executed and delivered to BoS a counter indemnity in a form acceptable to BoS agreeing to indemnify BoS against any claim under the guarantee or bond and authorising BoS to debit the amount of a claim to any of such Borrower's accounts; and

4.1.3.	that Borrower shall have provided cash cover to BoS in a form acceptable to BoS and to the extent required by BoS.

4.2.
A charge of two point five per cent per annum of BoS outstanding liabilities (whether actual or contingent) from time to time under the guarantees or bonds shall be payable by the Borrowers in respect of guarantees or bonds advance on such dates as may be notified by BoS to the Parent.

5.	Forward Foreign Exchange Contracts

5.1.
A Borrower may enter into forward foreign exchange contracts (up to in aggregate the FFEC Limit) with BoS or Treasury for the purchase or sale of any freely convertible currency and with a maturity period of up to twelve months. For the purpose of calculating utilisations of this component of the Working Capital Facility, BoS will calculate the aggregate exposure of BoS or Treasury in respect of each forward foreign exchange contract entered into with BoS or Treasury.

5.2.
Each Borrower must ensure that it makes sufficient funds (either in dollars or in the appropriate foreign currency) available to meet its obligations under each of the forward foreign exchange contracts entered into by it in terms of this letter as and when they fall due. In the event that a Borrower fails to do so, it shall be liable to BoS or Treasury (as the case may be) in respect of the lesser of (1) the dollar equivalent of the amount such Borrower was due to pay BoS or Treasury on completion of the relevant forward foreign exchange contract and (2) the dollar equivalent of the amount which BoS or Treasury would have received by completing that contract at the prevailing spot rate of exchange for the relevant currency on the date of completion of the contract.

5.3.
Whenever the "dollar equivalent" of any currency amount requires to be calculated it shall be calculated at the BoS spot rate of exchange for such currency on the applicable day at such time as BoS may select.

5.4.
Charges will be payable to BoS or Treasury in relation to the entering into of forward foreign exchange contracts in accordance with the tariffs applicable to those services issued to the Borrowers from time to time.

6.	Termination

Each utilisation of the Working Capital Facility referred to in this letter shall immediately cease to be available if BoS makes a demand for payment under clauses 2.3.2 or gives written notice to the Parent that they are withdrawn.

7.	Other Borrowers

The Working Capital Facility shall not be available to any other person (whether a subsidiary of the Parent or not) other than with the express written agreement of BoS and once BoS has received all accession letters and/or security or other documents it requires in respect of that person and its assets.

8.	Security

The amounts outstanding under the Working Capital Facility will be secured by the Security Documents.

9.	Financial Information

The Borrowers will supply to BoS the financial information specified in the Committed Facility Letter.

10.	Payments

10.1.
All payments by any Borrower to BoS (being a Qualifying Lender) under this letter shall be free and without deduction of tax unless such Borrower is required by law to make a payment subject to deduction or withholding of tax, in which case the amount payable by such Borrower will be sufficiently increased to ensure that BoS receives and retains a net sum equal to that which it would have received and retained were no deduction or withholding made. If BoS subsequently receives a tax credit which is referable to the increased payment and which enhances its position, then it will reimburse the relevant Borrower sufficient to redress the position up to the amount received so long as by so doing it does not prejudice receipt or retention of the tax credit.

10.2.
All payments of principal, interest or commission will be paid to BoS at the relevant Borrower's branch unless BoS otherwise directs and shall be in cleared funds in the relevant currency. If BoS receives a payment that is insufficient to discharge all the amounts then due and payable under the BoS Documents, BoS shall apply that payment towards the obligations of the Group Companies under the BoS Documents in such order as BoS considers appropriate and any such appropriation shall override any instructions by any Group Company.

10.3.	All payments to be made by any Borrower under the BoS Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

10.4.
All sums of interest or commission will accrue on a daily basis and be calculated on the basis of a year of 360 days (in the case of any amount in any other currency) and, in any such case, for the actual number of days elapsed. Interest shall continue to accrue on sums due following a decree or judgement as well as before it, and at the same rate.

10.5.	Any determination by BoS of any amount of principal, interest, commission or charges or an applicable interest rate shall, in the absence of manifest error, be conclusive and binding on the Borrowers.

10.6.	Where the due date for payment of any amount under any BoS Document is not a Business Day then (without affecting subsequent payment dates) actual payment will be required on the next Business Day.

10.7.
Each Borrower agrees that any monies from time to time standing to its credit on any account (whether current, deposit, loan or of any other nature whatsoever) with BoS may be retained as cover for and/or applied by BoS at any time and without notice to such Borrower (whether on or before or after the expiry of any fixed or minimum period for which such monies may have been deposited) in or towards payment or satisfaction of any monies or liabilities due, owing or incurred by such Borrower to BoS in any manner, whether present or future, actual or contingent, joint or several, whether incurred as principal or surety (or guarantor or cautioner) or in any other way whatsoever.

10.8.
If BoS exercises any rights in respect of any monies as referred to in clause 10.7 (including, without limitation, any rights of set-off, accounting retention or similar rights) in respect of any liability of a Borrower and that liability or any part of it is in a different currency from any credit balance against which BoS seeks to exercise its rights, BoS may use the currency of the credit balance to purchase an amount in the currency of the liability at the then prevailing BoS spot rate of exchange and to pay out of the credit balance all costs, charges and expenses incurred by BoS in connection with that purchase.

10.9.
BoS shall not be liable for any loss of interest caused by the determination before maturity of any deposits or any loss caused by the fluctuation in any exchange rate of which any currency is bought or sold by BoS.

10.10.
If a Borrower fails to pay any amount due to BoS in dollars but makes such payment in another currency, the relevant Borrower shall indemnify BoS against the full cost incurred by BoS (including all costs, charges and expenses) of converting that payment into dollars.

10.11.	The obligations of each Borrower in relation to the Working Capital Facility are joint and several.

11.	Indemnity

11.1.
Each Borrower will at all times on demand indemnify BoS against all Indemnified Events and the Borrowers will pay to BoS the amount of all payments made (whether directly or by way of set-off, counterclaim or otherwise) and all losses, costs or expenses suffered or incurred from time to time by BoS arising under any liability which BoS has incurred (directly or indirectly) in relation to any utilisations of the Working Capital Facility including (without limiting the foregoing generality) any liability of BoS to Treasury in relation to forward foreign exchange contracts entered into between a Borrower and Treasury.

11.2.	The liability of the Borrowers under clause 11.1 above shall not be affected by any time being given or by anything being done or not done by BoS.

12.	Notices

12.1.	Any communication to be made under or in connection with this letter shall be made in writing and, unless otherwise stated, may be made by fax or letter.

12.2.
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of BoS for any communication or document to be made or delivered under or in connection with this letter is that identified with its name at the beginning of this letter or any substitute address, fax number or department or officer as BoS may notify to the other parties by not less than five Business Days' notice.

12.3.
The address of each Borrower for any communication or document to be made or delivered under or in connection with this letter is its registered office at the time such communication or document is made or delivered. The fax number of each Borrower for any such communication or document to be made or delivered under or in connection with this letter is the fax number most recently provided to BoS by such Borrower.

12.4.	Subject to Clause 12.5 below, any communication made or document made or delivered by one person to another under or in connection with this letter will only be effective:-

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been delivered to the relevant address or three Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of the address details set out in clause 12.2 above, if addressed to that department or officer.

12.5.
Any communication or document to be made or delivered to BoS will be effective only when actually received by BoS and then only if it is expressly marked for the attention of the department or officer identified with its name above (or any substitute department or officer as BoS shall specify for this purpose). Any communication or document made or delivered to the Parent in accordance with this clause will be deemed to have been made or delivered to each of the Group Companies.

12.6.
BoS may rely upon any communication by telephone or fax purporting to be on behalf of any Borrower by anyone notified to BoS as being authorised to do so, without enquiry by BoS as to authority or identity. The Borrowers agree to indemnify BoS against any liability incurred or sustained by BoS as a result.

13.	Miscellaneous

13.1	No failure or delay by BoS in exercising any right or remedy under any BoS Document shall operate as a waiver, and no single or partial exercise shall prevent further exercise, of any right or remedy.

13.2
If at any time any provision of this letter is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provisions under the law of any other jurisdiction shall in any way be affected or impaired.

13.3	The schedules referred to in this letter shall form part of this letter.

13.4	Save to the extent expressly provided to the contrary in a BoS Document, a person who is not a party to a BoS Document may not enforce any of its terms.

14.	Fees and Expenses

14.1	The Borrowers will pay to BoS bank charges in relation to the Working Capital Facility in accordance with the standard terms and conditions of BoS time to time.

14.2
The Borrowers will pay or reimburse to BoS (on a full indemnity basis) all reasonable legal, accountancy, valuation, due diligence and other fees, costs and expenses or tax charged to or incurred by BoS in connection with the BoS Documents (including the amendment, waiver, enforcement or preservation of BoS rights) on demand. Each of the Borrowers authorises BoS to debit any operating account it has with BoS with the amount of any such fees, costs, expenses or tax which is payable from time to time.

15.	EMU Compliance

If the introduction of, changeover to or operation of a single or unified European currency results in:-

(a)
the currency in which either the Working Capital Facility is provided changing or being replaced or BoS (in its reasonable opinion) requiring to amend the BoS Documents due to changes in price sources for the national currency of any member state of the European Union or the euro or market conventions relating to the calculation of interest; and/or

(b)	BoS incurring an additional or increased cost in relation to its providing the Working Capital Facility;

then the Borrowers agree, in the case of (a) above, that they will permit the BoS Documents to be amended to the extent necessary (in the reasonable opinion of BoS) to reflect those changed circumstances and, in the case of (b) above, to indemnify BoS in respect of that additional or increased cost.

16.	Law

This letter will be governed by and construed according to Scottish law and each of the Borrowers submits to the jurisdiction of the Scottish Courts.

Yours faithfully

/s/ Peter Gordon

For and on behalf of THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND

Agreed and accepted on behalf of Simclar Inc. by	Agreed and accepted on behalf of Simclar Interconnect Technologies, Inc. by
/s/ Samuel Russell	/s/ Samuel Russell
Director	Director

/s/ John Ian Durie	/s/ John Ian Durie
Director	Director

Date:	Date:

IMPORTANT NOTICE: As with any legally binding agreement, we recommend that you consult your solicitor or other independent legal adviser before accepting this letter.

This is the Schedule referred to in the preceding facility letter between BoS, Simclar, Inc. and Simclar Interconnect Technologies, Inc. dated 21 December 2005

THE SCHEDULE

DEFINITIONS AND INTERPRETATION
1.	Definitions

"Applicable Margin" means two point five per cent. (2.5%) per annum provided that:-

(a)
subject to (b) and (c) below, if the monthly management accounts of the Group delivered to BoS in terms of Schedule 5 of the Committed Facility Letter show that the ratio of Net Borrowings on any Test Date to EBITDA for the Test Period ending on a Test Date falls within any of the ranges set out in Column (1) below, the Applicable Margin shall be adjusted to that set out opposite such range in Column (2) below with effect from the next Interest Payment Date under Tranche C after BoS receives the relevant monthly management accounts:

(1) Ratio	(2) Margin %
Greater than or equal to 3:1	2.5
Greater than or equal to 2.5:1 but less than 3:1	2.25
Greater than or equal to 2:1 but less than 2.5:1	2.0
Greater than or equal to 1.5:1 but less than 2:1	1.75
Less than 1.5:1	1.5

(b)	upon the occurrence of an Event of Default, the Applicable Margin shall immediately return to two point five per cent. (2.5%);

(c)	the Applicable Margin shall not be reduced by more than 0.25% at any time by reason of the terms of (a) above.

"BoS" means The Governor and Company of the Bank of Scotland, incorporated by Act of Parliament and having its head office at The Mound, Edinburgh EH1 1YZ and its successors, assignees and transferees.

"Committed Facility Letter" means the facility letter entered into between the Parent and BoS originally dated 2nd October 2001 in relation to term loan facilities.

"Default Rate" means the rate which is one and a half per cent (1.5%) per annum over the rate at which interest is paid on the Working Capital Facility pursuant to Clause 3.1.

"Group" means the Parent and each of its Subsidiaries which is not dormant and "Group Company" is construed accordingly.

"Indemnified Events" means all actions, suits, proceedings, claims, demands, liabilities, costs, expenses, losses, damages and charges whatsoever (except those arising as a result of the gross negligence or wilful misconduct of BoS) which may occur in relation to or arising out of any utilisations of the Working Capital Facility made available under this letter.

"Review Date" means 30th September 2006 (or such other date as BoS may from time to time notify to the Parent).

"Security Documents" means any security documents (including any guarantees) granted to BoS by any Group Company or any other person in respect of the Borrowings of the Group from time to time.

"Treasury" means HBOS Treasury Services plc (registered number 2692890) having its registered office at 33 Old Broad Street, London, EC2N 1HZ.

2.	Definitions in Committed Facility Letter

Terms defined in the Committed Facility Letter shall, save where the context otherwise requires or expressly stated otherwise, have the same meaning when used herein.

3.	Interpretation

Any reference in this letter to:-

(a)
statutes, statutory provisions and other legislation shall include all amendments, substitutions, modifications and re-enactments for the time being in force and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant legislation;

(b)	"control" of any company shall be interpreted in accordance with Section 840 of the Taxes Act;

(c)	"including" shall not be construed as limiting the generality of the words preceding it;

(d)	any clause, paragraph or schedule shall be construed as a reference to the clauses in this letter, the schedules to this letter and the paragraphs in such schedules;

(e)
any term or phrase defined in the Companies Act 1985 (as amended from time to time) shall bear the same meaning in this letter save that any term used in the definition of "Qualifying Lender" shall be interpreted as such term is interpreted in accordance with the Taxes Act;

(f)	words importing the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(g)
this letter and to any provisions of it or to any other document referred to in this letter shall be construed as references to it in force for the time being and as amended, varied, supplemented, restated, substituted or novated from time to time;

(h)
a person is to be construed to include references to a corporation, firm, company, partnership, joint venture, unincorporated body of persons, individual or any state or any agency of a state, whether or not a separate legal entity;

(i)	any person is to be construed to include that person's assignees or transferees or successors in title, whether direct or indirect;

(j)	any word or phrase includes all derivations thereof;

(k)
any "associated person" means, in relation to a person, a person who is either acting in concert (as defined in the City Code on Takeovers and Mergers) with that person or is a connected person (as defined in section 839 of the Taxes Act) of that person;

(l)
the "exposure" of BoS (or any other member of BoS Group) means, in relation to any guarantee, bond, forward foreign exchange contract or other utilisation, the amount determined by BoS to be its liability (actual or contingent) in respect thereof (or, if applicable, the liability of such other member of BoS Group).

Clause headings are for ease of reference only and are not to affect the interpretation of this letter.